EXHIBIT 99.1

Barnes Group Inc. 123 Main Street Bristol, CT 06010

NEWS RELEASE

BARNES GROUP INC. RECEIVES BINDING OFFER FROM BERNER SE

TO ACQUIRE ITS BARNES DISTRIBUTION EUROPE BUSINESS

BRISTOL, Conn., August 22, 2011 — Barnes Group Inc. (NYSE: B), a diversified global manufacturer and logistical services company, today announced that it has received a binding offer from Berner SE to acquire its Barnes Distribution Europe (“BDE”) business, comprised of the businesses that operate as Kent, BD France and Toolcom, subject to customary conditions and approvals. Berner SE is a leading direct seller in Europe of consumables, tools and specialist technical chemicals, primarily in the construction and automotive industries.

“Berner has built outstanding brands and a reputation for customer service. We believe that this transaction presents an opportunity for the BDE businesses, when combined with Berner’s capabilities, to further develop their potential,” said Gregory F. Milzcik, President and Chief Executive Officer.

Barnes Group’s BDE businesses are headquartered in Switzerland and have offices in Belgium, Denmark, France, Germany, Italy, Netherlands, Spain and the UK. BDE’s network of stocking distributors operates in over 25 countries, primarily in Europe. The BDE businesses will continue to provide the highest levels of customer service while the proposed transaction is under consideration.

Where required by local law, including in France, Barnes Group will initiate a consultation on the proposed transaction with its relevant works councils, trade unions and other employee organizations. Upon completion of these consultations, the transaction will be subject to consideration and approval by Barnes Group’s Board of Directors. In addition, the transaction is subject to regulatory antitrust approvals in certain countries.

Barnes Group’s BDE businesses are currently reported within the Company’s Logistics and Manufacturing Services segment and had 2010 revenues of approximately $105 million. If Barnes Group accepts the offer following the consultation processes, it would expect to report its BDE businesses as Discontinued Operations and to record a pretax loss in the range of $15 to $20 million, inclusive of non-cash impairments of long-lived assets. The Company’s full-year 2011 earnings guidance of $1.35 to $1.45 per diluted share is unchanged on a Continuing Operations basis. If Barnes Group Inc. were to accept the offer, proceeds from the potential transaction are anticipated to provide for global investment in strategic growth initiatives.

About Barnes Group Inc.

Barnes Group Inc. (NYSE:B) is a diversified global manufacturer and logistical services company focused on providing precision component manufacturing and operating service support. Founded in 1857, approximately 4,800 dedicated employees at more than 60 locations worldwide are committed to achieving consistent and sustainable profitable growth. For more information, visit www.BGInc.com. Barnes Group, the Critical Components People.

About Berner SE

Berner SE is a leading direct seller in Europe of consumables, tools and specialist technical chemicals primarily in the construction and automotive industries. Consisting of Berner Group, BTI Group and Caramba Chemical Group, the company’s 8,500 employees distribute approximately 60,000 products to customers in more than 25 European countries.

Forward-Looking Statements

This release contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectations if the transaction proposed by Berner SE is consummated. Forward-looking statements are made based upon management’s good faith expectations and beliefs concerning future developments and their potential effect upon the Company and can be identified by the use of words such as “anticipated,” “believe,” “expect,” “plans,” “strategy,” “estimate,” “project,” and other words of similar meaning in connection with a discussion of future operating or financial performance. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. The risks and uncertainties, including whether the transaction proposed by Berner SE will be consummated and others described in our periodic filings with the Securities and Exchange Commission, include, among others, uncertainties arising from the current or worsening disruptions in financial markets; future financial performance of the industries or customers that we serve; changes in market demand for our products and services; integration of acquired businesses; restructuring costs or savings; the impact of the proposed acquisition of the BDE Businesses by Berner SE and any other future strategic actions, including acquisitions, joint ventures, divestitures, restructurings, or strategic business realignments, and our ability to achieve the financial and operational targets set in connection with any such actions; introduction or development of new products or transfer of work; changes in raw material or product prices and availability; foreign currency exposure; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; the outcome of pending and future claims or litigation or governmental, regulatory proceedings, investigations, inquiries, and audits; uninsured claims and litigation; outcome of contingencies; future repurchases of common stock; future levels of indebtedness; and numerous other matters of global, regional or national scale, including those of a political, economic, business, competitive, environmental, regulatory and public health nature. The Company assumes no obligation to update our forward-looking statements.

Contact:

Barnes Group Inc.

William Pitts

Director, Planning and Investor Relations

860.583.7070